CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$250,000,000	$34,100

Pricing Supplement Dated May 9, 2013	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 7, 2012 and	Registration No. 333-184808
Prospectus Supplement dated November 7, 2012)

PACCAR Financial Corp.

Medium-Term Notes, Series N – Fixed Rate

CUSIP # 69371RL46

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐Barclays Capital Inc.

☒Citigroup Global Markets Inc.

☒Mitsubishi UFJ Securities (USA), Inc.

☐ BNP Paribas Securities Corp.

☐ J.P. Morgan Securities LLC

☐ Goldman, Sachs & Co.

☒ Other: RBC Capital Markets, LLC

ING Financial Markets LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale
☒ a fixed initial public offering price of 99.938% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: May 16, 2013 (T+5)

Agent’s Discount or Commission: 0.20%	Final Maturity Date: May 16, 2016

Net Proceeds to Company: $249,345,000	Interest Payment Date(s): Semi-annually on each May 16 and November 16, commencing November 16, 2013 Record Dates: May 2 and November 2 preceding the applicable Interest Payment Date

Interest Rate: 0.75% per annum

Redemption:
☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
Repayment:
☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:
Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐ Issue Price: %

Form: ☒ Book-Entry ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Mitsubishi UFJ Securities (USA), Inc.	Bookrunner	$62,500,000
Citigroup Global Markets Inc.	Bookrunner	$62,500,000
RBC Capital Markets, LLC	Bookrunner	$62,500,000
ING Financial Markets LLC	Co-Manager	$21,250,000
TD Securities (USA) LLC	Co-Manager	$20,625,000
U.S. Bancorp Investments, Inc.	Co-Manager	$20,625,000

Total		$250,000,000

Other Provisions: N/A